May 17, 2012

PERSONAL AND CONFIDENTIAL

Mr. Richard Stalzer
415 Greenwich Street
New York, New York
10013

Dear Rich,

Pursuant to your discussions with the Chairman of the Compensation Committee, this letter is intended to amend the terms of the Offer Letter, dated January 12, 2012, whereby you became employed by the Company as President, Mobile Marketing and Advertising, effective as of January 23, 2012 (the “Offer Letter”). Except as otherwise provided herein, the Offer Letter shall remain in full force and effect in accordance with its original terms.

This amendment to the Offer Letter explains the details and terms of your employment with respect to Stock Options and supersedes and replaces the “Stock Options” provision in the Offer Letter:

Stock Options:
You will be eligible for an award of options to purchase shares of the Company’s common stock equal to 1% of the Company’s current issued and outstanding stock (i.e., 460,000 shares). This option will be granted pursuant to and subject to the Company’s 2010 Long term Incentive Plan and are subject to final approval by the Committee. This option will, subject to Committee approval, be granted on the first business day following the closing of the Company’s rights offering. The exercise price will be set at the closing price of the Company’s common stock on the first business day following the closing of the rights offering and will vest, subject to your continued employment on the applicable vesting date, as follows: (i) 25% of the shares subject to the option will vest in four equal tranches (i.e., 6.25%) on each anniversary of your employment date and (ii) and 75% of the shares subject to the option will vest on the third anniversary of the vesting commencement date, subject to achievement of the following performance targets: 33% of 75% of the shares of stock must achieve a target price of $2; 33% of 75% of the shares of stock must achieve a target price of $4; and 33% of 75% of the shares of stock must achieve a target price of $6. The target price shall be determined based on the average of the closing prices of the common stock on a nationally recognized securities exchange over a 90 day period and if not listed, the fair market value as determined by the Company’s Board of Directors. If the target price is achieved for the requisite period, then the applicable target price shall be deemed achieved. The terms and conditions of the option will be governed by a separate agreement and the stock plan. In the event of a change of control, then a portion of the unvested vested options will be subject to accelerated vesting in accordance with the terms of the Company’s Amended and Restated Executive Severance and Change in Control Plan.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to me by either a) emailing a scanned copy to Rachel.Jacobson@motricity.com or b) by faxing to (425) 957-6227.

We hope that you accept our offer and look forward to the transition into your new role.

Sincerely,

/s/ Rachel Jacobson

Rachel Jacobson
Vice President of Human Resources

Acknowledged:

/s/ Richard Stalzer	Date:	5/22/2012
Name